EXHIBIT 2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement") dated April 30, 2018 is entered into by and between William R. Alessi, Jr., an individual (referred to herein as “Seller”), and Hero Grand Everbright International Limited, a company (referred to herein as the “Buyer”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

(a) Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer 4,175,000 (four million one hundred and seventy five thousand) common shares (the “Common Shares”) and 10,000,000 (ten million) Series “A” Preferred shares (the “Preferred Shares”) of UBL Interactive, Inc.’s (the “Company”) stock (collectively, the Common Shares and Preferred Shares shall be referred to as the “Shares”)”, for an aggregate purchase price of Three Hundred and Seventy Five Thousand Dollars ($375,000) (the “Purchase Price”).

(b) Closing.

(i)	The closing of the transactions contemplated hereunder (the “Closing”) shall take place on such date and time as Seller and Buyer may mutually agree upon, with the parties intention to close on or about April 30, 2018 (the “Closing Date”).

(ii)	At the Closing:

(a)	Seller shall transfer to Buyer, good and marketable title to the Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to Buyer the certificates representing the Shares via DTC Transfer or in physical form with medallion signature bank guaranteed.

(b)	Buyer shall deliver to Seller the Purchase Price via wire transfer of immediately available funds in accordance with the instructions attached hereto as Exhibit “A”.

(c)	All sales, transfer, income, or gain taxes applicable to the sale of the Shares by Seller as contemplated by this Agreement shall be paid by Seller.

1

2. Representations and Warranties of Seller. Seller hereby represents and warrants to the Buyer that:

(a) Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges (collectively, “Encumbrances”). Seller further represents that he does not beneficially own any options or warrants or other rights to purchase shares of Common Stock. There are no outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the Shares, or any arrangements that require or permit any of the Shares to be voted by or at the discretion of anyone other than the Seller, and there are no restrictions of any kind on the transfer of any of the Shares other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”) and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws. The delivery by such Seller to Buyer of the Shares pursuant to the provisions of this Agreement will transfer to Buyer valid title thereto, free and clear of any and all Encumbrances. The Shares being transferred hereby have been validly issued, fully paid and are non-assessable. The Shares have not been registered with the Securities and Exchange Commission (“SEC”) and are being sold to Seller in a transaction exempt from registration.

(b) Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement constitutes the valid and binding obligation of Seller.

(c) None of the representations and warranties of Seller contained herein, or in the documents furnished by him pursuant hereto, contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein in light of the circumstances in which they were made not misleading.

(d) Existence and Good Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(e) Capital Stock. The Company has an authorized capitalization consisting of 210,000,000, par value of $0.001 per share, of which 200,000,000 shares are Common Stock and 10,000,000 shares are preferred stock. As of the date hereof, 41,998,104 shares of Common Stock and 10,000,000 shares of preferred stock are issued and outstanding. All the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. To Seller’s best knowledge, all of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws. No securities of the Company are entitled to preemptive or similar rights, and no person or entity has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated hereby. To Seller’s best knowledge, except as a result of the purchase and sale of the Shares, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, any shares of common stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of common stock, or securities or rights convertible or exchangeable into shares of common stock. To Seller’s best knowledge, the issuance and sale of the Shares will not obligate the Company to issue shares of common stock or other securities to any person (other than the Buyer) and shall not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no outstanding obligations, contingent or otherwise, of the Company to redeem, purchase or otherwise acquire any capital stock or other securities of the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or Seller is a party or by which either of them are bound relating to the voting of any shares of the capital stock of the Company. The Shares have been duly authorized for issuance, when delivered in accordance with the terms of this Agreement, and shall be validly issued, fully paid and non-assessable and the transfer of said Shares shall not be subject to any preemptive or other similar right.

2

(f) The Company has no subsidiaries.

(g) To Seller’s best knowledge, the Company's books and records, financial and otherwise, are in all material respects complete and correct.

(h) There are no (a) actions, suits, or legal, equitable, arbitrative, or administrative proceedings pending, or to the knowledge of the Seller, threatened against the Company, or (b) judgments, injunctions, writs, rulings, or orders by any governmental person against the Company. To Seller’s best knowledge, neither the Company, nor any officer, key employee or 5% stockholder of the Company in his, her or its capacity as such, is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or any other government agency. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act.

(i) To Seller’s best knowledge, there are no liens for taxes upon the assets of the Company except for statutory liens for current taxes not yet due and payable or which may thereafter be paid without penalty or are being contested in good faith. To Seller’s best knowledge, the Company has not received any notice of audit, is not undergoing any audit of its tax returns, and has not received any notice of deficiency or assessment from any taxing authority with respect to liability for taxes which has not been fully paid or finally settled. To Seller’s best knowledge, there have been no waivers of statutes of limitations by the Company with respect to any tax returns. To Seller’s best knowledge, the Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last three years which change would affect the accounting for tax purposes, directly or indirectly, of its business. To Seller’s best knowledge, the Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any taxes due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(j) The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Certificate of Incorporation, By-laws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(k) Neither the Seller nor the Company are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance of this Agreement.

(l) To Seller’s best knowledge, the Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body and (iii) is not and has not been in violation of any statute, rule or regulation of any governmental authority.

3

(m) The Seller is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Shares.

(n) Except as otherwise disclosed in the SEC Reports, there are no liabilities or debts of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt. The Company is not a guarantor of any indebtedness of any other person, firm or corporation.

(o) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The agreements and documents described in the SEC Reports conform in all material aspects to the descriptions thereof contained therein and there are no agreements or other documents required by the Securities Act and the rules and regulations thereunder to be described in the SEC Reports or to be filed with the SEC as exhibits to the Registration Statement, that have not been so described or filed.

3. Representations and Warranties of Buyer. Buyer hereby warrants and represents to the Seller that:

(a) Authority. Buyer has the requisite power and authority to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder.

(b) Investment Intent. Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to or for distributing or reselling any part thereof or interest therein, without prejudice, however, to the Buyer’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws.

(c) Experience of Buyer. Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.

4

(d) Ability of Buyer to Bear Risk of Investment. Buyer is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment. Buyer is an “accredited investor” as defined in Rule 501(a) under Regulation D of the Securities Act.

(e) Access to Information. Buyer acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from Seller concerning the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Shares; and (iii) the opportunity to obtain such additional information which the Seller possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares.

(f) Buyer is purchasing the Shares based upon its own independent investigation and evaluation, and the covenants, representations and warranties of Seller set forth herein. Buyer is expressly not relying on any oral representations made by Seller or any other person. Buyer has been given the opportunity to obtain any information related to the Shares and the Company, and has been furnished all such information so requested.

(g) Buyer has received and reviewed the SEC Reports. Buyer has not been furnished any offering literature or any other written information regarding the Shares or the Company by Seller, and Buyer has exclusively relied only on the information contained in the SEC Reports and the representations and warranties contained herein.

4. Survival of Representations; Indemnification

(a) Seller hereby agrees to indemnify and hold harmless the Buyer from and against any and all damages, claims, losses, or expenses (including reasonable attorneys' fees and expenses) (“Damages”) actually suffered or paid by Buyer as a result of the breach of any material representation or warranty made by such Seller in this Agreement, though in no event in an amount exceeding the Purchase Price. To the extent that Seller's undertakings set forth in this Section 4(a) may be unenforceable, Seller shall contribute the maximum amount that they are permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

(b) Buyer hereby agrees to indemnify and hold harmless Seller against Damages actually suffered or paid by Seller as a result of the breach of any representation or warranty made by the Buyer in this Agreement. To the extent that the Buyer's undertakings set forth in this Section 4 (b) may be unenforceable, the Buyer shall contribute the maximum amount that he is permitted to contribute under applicable law to the payment and satisfaction of all Damages incurred by the parties entitled to indemnification hereunder.

5

(c) Any party seeking indemnification under this Article 4 (an “Indemnified Party”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Party”) notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this Article IV with respect to Damages arising from any claims of any third party that are subject to the indemnification provided for in this Article IV (collectively, “Third-Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive, after the Closing Date, initial notice of any Third-Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim within such time frame as is necessary to allow for a timely response and in any event within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice shall not release the Indemnifying Party from any of its obligations under this Article IV except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party (upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel shall contest such Third-Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials, and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials, and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third-Party Claim in any manner that may adversely affect the Indemnified Party. Finally, no Third-Party Claim that is being defended in good faith by the Indemnifying Party or that is being defended by the Indemnified Party as provided above in this Section 4(c) shall be settled by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

5. Miscellaneous.

(a) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

(b) Governing Law/Venue. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within the United States. Any dispute or controversy concerning or relating to this Agreement shall be exclusively resolved in the federal or state courts located in the City and State of New York.

6

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on the Signature Page of this Agreement, or at such other address as such party may designate by written notice to the other parties.

(f) Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer.

(h) Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein and all prior agreements, understandings and representations are hereby merged into this Agreement.

(i) At the Closing, (a) the Board of Directors shall consist of one current director (the “Existing Director”) and one director appointed by Buyer (the “New Director”), and (b) all officers of the Company shall resign and the Board of Directors shall appoint the designees of Buyer as the sole officers thereof. Upon compliance by the Company with information statement delivery requirements pursuant to Rule 14f-1 under the Exchange Act, if applicable, the Existing Director shall resign and the vacancy created thereby shall be filled by directors designated by the New Director.

(j) Seller shall take all such further ordinary and necessary acts as shall be required to permit the Company to file any SEC Reports to be filed at or following the Closing which reflect the business and operations of the Company prior to the Closing, and shall execute and deliver all certifications required to be filed by the Company with respect to financial statements of the Company reflecting in whole or in part the business and operations of the Company prior to the Closing. Seller acknowledges that this covenant is a material inducement to the Buyer in entering into the transactions contemplated hereby and in connection herewith.

7

IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

SELLER

23011 Chartwell Drive, Suite 1469 Cornelius, North Carolina 28031 Email: hybirdtitanmgmt@gmail.com.

By:	/s/ William R. Alessi, Jr.
Name:	William R. Alessi, Jr.

BUYER:

Address:

Email:

/s/ Jianzhong Cui
Name:	Hero Grand Everbright International Limited
By:	Jianzhong Cui
Title:	Chairman